Contacts:
Stephan Rohaly	Darby Dye
Chief Financial Officer	Investor Relations–US
+49 89 95 95 5101	510 249 4883
srohaly@scmmicro.de	ddye@scmmicro.com

SCM MICROSYSTEMS REPORTS FIRST QUARTER 2009 RESULTS

Fremont, Calif. and ISMANING, Germany – May 15, 2009 – SCM Microsystems, Inc. (Nasdaq: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced final results for its first quarter ended March 31, 2009. In a challenging macroeconomic environment, SCM improved its cost structure and business mix, maintained its strong liquidity position, and advanced its growth strategy. All figures are reported in accordance with U.S. GAAP, except as noted.
“As with many companies across industry, our revenue in the first quarter was affected by the global economic downturn. Our engagement with customers remained quite active, however, and we believe that economic uncertainty was the main reason they slowed purchases of our solutions,” commented Felix Marx, chief executive officer of SCM Microsystems. “In fact we saw important signs of progress, particularly with our strategy of expanding and diversifying our customer base. For example, we continued shipping terminals for Germany’s electronic health card program. Germany began rolling the cards out to its 82 million citizens in April, so we believe that most of our revenue from this program is still ahead of us. We also penetrated new geographic markets with our digital media readers, including our first photo kiosk customers in Europe.”
“To keep our gross margin stable, we cut costs and improved our product mix among other actions,” Marx noted. “To keep our growth strategy on track, we put an intense effort into closing our merger with Hirsch Electronics. That paid off, as we succeeded in completing the transaction in April with overwhelming shareholder approval. We are now looking forward to taking advantage of our significantly expanded size, resources, and market presence.”

SCM’s primary business is Secure Authentication, which provides smart card readers and other products for secure physical and network access. First-quarter revenue from the Secure Authentication business was $3.9 million, down 21% from $5.0 million in the same quarter a year earlier. Key factors in the decline include customer pullbacks in U.S. government authentication programs, retail chipdrive® products in Europe and smart card readers in Japan. SCM’s Digital Media and Connectivity business recorded $1.2 million in revenue in the first quarter, 17% lower than $1.5 million in the prior-year period due primarily to cutbacks by a major OEM customer. In aggregate, total revenue from continuing operations was $5.2 million in the first quarter of 2009, down 20% compared with $6.5 million in the same period a year earlier.

 Despite the decline in revenue, first-quarter gross profit margin edged down only slightly, to 41% of revenue compared to 42% in the same period a year earlier. A more favorable revenue mix helped hold gross margin relatively stable year-over-year, as did continued implementation of cost reduction programs already in place.

SCM also continued to improve its expense position, reducing fixed expenses for the third consecutive quarter. Associated severance payments resulted in $0.1 million in expenses in the first quarter, and the merger with Hirsch mentioned above generated approximately $1.4 million in expenses. These non-recurring expenses were only partly offset by a gain on the sale of assets of $0.2 million and a reduction in research and development expenses achieved by streamlining the development organization. As a result, total operating expenses for the first quarter were $5.3 million, up from $4.7 million in the prior-year period.

Combined with lower revenue, this led to an operating loss of $(3.1) million in the first quarter of 2009, compared with an operating loss of $(2.0) million in the same period a year earlier. Loss from continuing operations was $(3.1) million, or $(0.20) per share, in the first quarter of 2009. In the prior year, the first-quarter loss from continuing operations was $(1.6) million, or $(0.10) per share.  Despite the net loss, SCM conserved cash and maintained its liquidity, recording cash and cash equivalents at March 31, 2009 of $20.6 million, unchanged from the previous quarter.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the first quarter of 2009 was $(3.1) million, compared with EBITDA of $(1.7) million in the first quarter of 2008. (See reconciliation of EBITDA to GAAP accounting contained within this press release.)

“Obviously we are not satisfied with lower revenue and losses,” Marx said. “It is difficult to pursue any growth strategy in a contracting economy, even when many signs indicate that we are on the right path forward. So we are working to keep our costs down and to consolidate our strategic progress in recent quarters, especially our merger with Hirsch. The greater scale and resources we now have make it easier to pursue strategic goals such as building on our strong regional base in Europe, expanding into Latin America and Asia, and penetrating the global market for contactless solutions that enable e-commerce, e-government and e-business. Another benefit of the merger is adding Hirsch president Lawrence Midland to our executive team and adding both Mr. Midland and Douglas Morgan, a Hirsch director, to our board. We are a stronger company now, top to bottom, and committed to forging ahead despite the economic headwinds.”

Business Outlook
Due to the speed and severity of the global economic downturn and the resulting disruption in forecasting of future financial results, SCM will not provide financial guidance until visibility improves regarding the economic environment and its impact on the Company’s business.

Additional Information

SCM does not plan to hold a conference call or webcast to discuss the results of its 2009 first quarter.  For more information on SCM’s first quarter results, please see the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the U.S. Securities and Exchange Commission.

About SCM Microsystems
SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services at work, at home and in the marketplace. SCM delivers the industry’s broadest range of smart card reader technology for secure authentication of individuals by computers, networks and facilities. Through its wholly owned subsidiary, Santa Ana, California-based Hirsch Electronics, SCM is a leader in IP-based physical access solutions that integrate databases, devices, alarm systems and surveillance systems. The company’s customers include OEMs, governments and enterprises worldwide. U.S. headquarters are in Fremont, California; global headquarters are in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

NOTE:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, the statements by Felix Marx; our statements about advancing our growth strategy in 2009 and our statements about product demand from the German electronic healthcard program. These statements are based on current expectations or beliefs, as well as a number of assumptions about future events that are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated herein. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of risks and uncertainties, many of which are outside our control, that could cause our actual business and operating results to differ, including, but not limited to, our ability to grow market share and revenues based on a strategy of participating in early stage markets for contactless products; our ability to successfully integrate the Hirsch business into ours; our ability to successfully develop and introduce new products that satisfy the evolving and increasingly complex requirements of customers; the markets in which we participate or target may not grow, converge or standardize at anticipated rates or at all, including the government, payment and enterprise security markets that we are targeting; sales to a relatively small number of customers historically have accounted for a significant percentage of our revenues; we may not successfully compete in the markets in which we participate or target; competitors could take market share or create pricing pressure; the current economic conditions could negatively impact customer demand, the ability of our suppliers to produce and sell to us key components of our products, and/or our ability to access capital; and we may not be able to successfully maintain operating expenses at current or reduced levels. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed with the U.S. Securities and Exchange Commission.

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SCM, the SCM logo and CHIPDRIVE are registered trademarks of SCM Microsystems, Inc. All trade names are trademarks or registered trademarks of their respective holders.

– FINANCIALS FOLLOW –

SCM MICROSYSTEMS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2009	2008
Net revenue	$5,155	$6,464
Cost of revenue	3,042	3,781
Gross margin	2,113	2,683
Operating expenses:
Research and development	769	1,035
Sales and marketing	2,244	2,161
General and administrative	2,487	1,503
Amortization of intangible assets	(249)	--
Total operating expenses	5,251	4,699
Loss from operations	(3,138)	(2,016)
Interest and other income (expense), net	(10)	493
Income (loss) from continuing operations before income taxes	(3,148)	(1,523)
(Provision for) benefit from income taxes	1	(47)
Income (loss) from continuing operations	(3,147)	(1,570)
Gain (loss) from discontinued operations, net of income taxes	67	(125)
Gain on sale of discontinued operations, net of income taxes	37	13
Net income (loss)	$(3,043)	$(1,682)
Income (loss) per share from continuing operations:
Basis and diluted	$(0.20)	$(0.10)
Loss per share from discontinued operations:
Basic and diluted	$0.01	$(0.01)
Net income (loss) per share:
Basic and diluted	$(0.19)	$(0.11)
Shares used in computing income (loss) per share:
Basic and diluted	15,744	15,741

SCM MICROSYSTEMS, INC.
Reconciliation of EBITDA Calculation to GAAP Accounting
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2009	2008
EBITDA	$(3,092)	$(1,737)

Interest income	27	295
(Provision) benefit for income taxes	1	(47)
Depreciation and amortization	(83)	(81)

Net income (loss) from continuing operations	$(3,147)	$(1,570)

We conduct a significant amount of our business in Europe, we are dually traded on the U.S. NASDAQ and Frankfurt Prime Standard stock exchanges, our corporate headquarters are located in Germany and a significant portion of our investors are German-based.  Based on these factors, we have determined that EBITDA is a relevant measure of performance for our company, as it is a metric commonly used among companies doing business in Europe and is therefore a helpful tool for communicating our performance to our investors and analysts and for comparisons to other companies in Europe and within our industry.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance determined in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our most recent filings with the Securities and Exchange Commission, provide the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

SCM MICROSYSTEMS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
ASSETS	2009	2008
Current assets:
Cash and cash equivalents	$20,561	$20,550
Accounts receivable, net	5,147	8,665
Inventories	5,604	5,065
Other current assets	1,234	1,139
Total current assets	32,546	35,419

Equity investments	1,955	2,244
Property, equipment and other assets, net	2,259	3,168
Intangibles, net	463	307
Total assets	$37,223	$41,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,991	$3,555
Accrued expenses and other current liabilities	7,426	7,933
Total current liabilities	11,417	11,488
Long-term income taxes payable	215	184
Deferred tax liability	1,147	1,340

Stockholders’ equity	24,444	28,126
Total liabilities and stockholders’ equity	$37,223	$41,138